Exhibit 5.1

ING Groep N.V. Bijlmerdreef 106 1102 CT Amsterdam The Netherlands	Stibbe N.V. Advocaten en notarissen Beethovenplein 10 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 0 606 F +31 20 546 0 123 www.stibbe.com Date 12 March 2021
ING Groep N.V. - Post-Effective Amendment No. 1 To Form S-8 Registration Statement

Ladies and Gentlemen,

(1)

We have acted as counsel with respect to matters of the laws of the Netherlands to ING Groep N.V. (the “Company”) in connection with the filing by it of a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-172919) dated 18 March 2011 with the United States Securities and Exchange Commission on 12 March 2021 (the “Registration Statement”), relating to the registration by the Company of 13,622,235 ordinary shares in the share capital of the Company (“Ordinary Shares”) for offering pursuant to the ING Group Long Term Sustainable Performance Plan (formerly known as the Financial Holdings Corporation US Long Term Sustainable Performance Plan) (the “Plan”).

(2)

For the purpose of this opinion, we have examined and exclusively relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Registration Statement;

(b)	the Plan;

(c)

the deed of incorporation of the Company dated 22 January 1991 and its articles of association (statuten) as amended on 7 May 2020, which according to the Extract referred to below are the articles of association of the Company as currently in force; and

(d)	an extract from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Company dated the date hereof (the “Extract”).

(3)

References to the Civil Code, the Bankruptcy Act, the Code of Civil Procedure, the Financial Supervision Act and any other Codes or Acts are references to the Burgerlijk Wetboek, the Faillissementswet, the Wetboek van Burgerlijke Rechtsvordering, the Wet op het financieel toezicht and such other Codes or Acts of the Netherlands, as amended. In this opinion, “the Netherlands” refers to the European part of the Kingdom of the Netherlands and “EU” refers to the European Union.

Stibbe N.V. is registered with the Dutch Chamber of Commerce under number 34198700. Any services performed are carried out under an agreement for services (‘overeenkomst van opdracht’) with Stibbe N.V., which is governed exclusively by Dutch law. The general conditions of Stibbe N.V., which include a limitation of liability, apply and are available on www.stibbe.com/generalconditions or upon request.

(4)	In rendering this opinion we have assumed:

(a)

the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means;

(b)

that the information set forth in the Extract is complete and accurate on the date hereof and consistent with the information contained in the files kept by the Trade Register with respect to the Company;

(c)

that all resolutions required to be adopted and any other corporate action to be taken by the Company’s general meeting of shareholders, Executive Board (raad van bestuur), Supervisory Board (raad van commissarissen) or any other corporate body of the Company for the valid issue of the Ordinary Shares, as contemplated in the Registration Statement, will have been validly passed or taken and remain in full force and effect without modification;

(d)

that the Ordinary Shares will be duly issued in accordance with the articles of association of the Company (and with due observance of any pre-emptive rights in respect of the issue of such Ordinary Shares) as in force at the time of issue and duly accepted by the subscribers of such Ordinary Shares;

(e)

that the Company has not been declared bankrupt (failliet verklaard), granted suspension of payments (surseance van betaling verleend) or dissolved (ontbonden), nor has ceased to exist due to merger (fusie) or demerger (splitsing); although not constituting conclusive evidence, this assumption is supported by the contents of the Extract and by our online search of the Central Insolvency Register of the courts in the Netherlands (Centraal Insolventieregister) (as regards the out of court restructuring plan (onderhands akkoord) procedure, a search can be performed with respect to a public procedure only) on the date hereof, which did not reveal any information which would render this assumption to be untrue; and

(f)

that none of the insolvency proceedings listed in Annex A, as amended, to Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings has been declared applicable to the Company by a court in one of the member states of the EU (with the exception of Denmark), other than the Netherlands; although not constituting conclusive evidence, this assumption is supported by our online search of the section on EU Registrations of the Central Insolvency Register (Centraal Insolventieregister) on the date hereof, which did not reveal any information which would render this assumption to be untrue.

(2)

(5)

We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand. We do not express any opinion with respect to (i) any public international law or the rules of or promulgated under any treaty or by any treaty organisation, other than any provisions of EU law having direct effect, (ii) matters of competition law, and (iii) matters of taxation.

(6)

Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, we are as at the date hereof of the following opinion:

(a)	the Company has been duly incorporated and is validly existing under the laws of the Netherlands as a public limited company (naamloze vennootschap); and

(b)

the Ordinary Shares, if and when issued as contemplated in the Registration Statement and in accordance with Dutch law and the articles of association of the Company and subject to receipt by the Company of payment in full for, or other satisfaction of the issue price of, the Ordinary Shares, will have been duly authorised and validly issued by the Company and will, upon such issue, be fully paid and non-assessable (and, accordingly, no obligation to pay on such Shares may be imposed upon any holders thereof (except as agreed by any such holder), by amendment to the articles of association of the Company or otherwise);

(7)	This opinion is subject to the following qualifications:

(a)

the opinions expressed above are limited and may be affected by any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), insolvency, out of court restructuring plan (onderhands akkoord) procedure, moratorium, reorganisation, liquidation, fraudulent conveyance, or similar rules and laws affecting the enforceability of rights of creditors generally (including rights of set-off) in any relevant jurisdiction including but not limited to section 3:45 of the Civil Code and section 42 of the Bankruptcy Act concerning fraudulent conveyance, the Temporary Covid-19 Social Affairs and Employment and Justice and Security Act (Tijdelijke Wet COVID-19 SZW en JenV) as well as by any sanctions or measures under the Sanctions Act 1977 (Sanctiewet 1977) or by EU or other international sanctions and Regulation (EC) No 2271/96; and

(b)

the validity and enforceability of the obligations of a Dutch company under a transaction which it entered into may be contested by such company (or its receiver in bankruptcy (curator)) on the basis of section 2:7 of the Civil Code, if both (a) the entry into the transaction was not within the scope of the objects of the company (doeloverschrijding) and (b) the counterparty of the company knew or ought to have known (without any enquiry) that this was the case. The Dutch Supreme Court has ruled that in determining whether a legal act (rechtshandeling) performed by a legal entity falls outside the objects of that legal entity not only the description of such objects in its articles of association is relevant, but all relevant circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

(3)

(8)

In this opinion, Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is given by Stibbe N.V. and may only be relied upon under the express condition that (i) any issues of interpretation or liability arising hereunder will be governed by the laws of the Netherlands and will be brought exclusively before a court of the Netherlands, and (ii) such liability, if any, shall be limited to Stibbe N.V. only, to the exclusion of any of its directors, partners, employees, shareholders and advisors or its or their affiliates and to the aggregate of the amount paid under Stibbe N.V.’s professional insurance in the particular instance and any applicable deductible payable by Stibbe N.V.

(9)

We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is addressed to you and given for your sole benefit for the purposes of the Registration Statement only and may not be disclosed or quoted to any person other than to your legal advisers or relied upon by any person or be used for any other purpose, without our prior written consent in each instance.

(10)

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit or imply that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission.

Yours faithfully,

/s/ Stibbe N.V.

Stibbe N.V.

(4)